Exhibit 99.2

EAST TEXAS FINANCIAL SERVICES, INC.

This Proxy is Solicited on Behalf of the Board of Directors for use

at the Special Meeting of Stockholders on [—], 2012

The undersigned stockholder of East Texas Financial Services, Inc. (“ETFS”) hereby constitutes and appoints [—] and [—] and each of them, attorneys, agents and proxies with full power of substitution, to vote as proxy the number of shares of common stock, par value $0.01 per share, of ETFS which the undersigned would be entitled to vote if personally present at the special meeting of stockholders of ETFS to be held at 1200 South Beckham Avenue, Tyler, Texas 75701 at 2:00 p.m., local time, on [—], 2012, and any adjournment thereof (the “Special Meeting”), with respect to the proposals described in the Proxy Statement/Prospectus and the Notice of Special Meeting of Stockholders, both dated [—], 2012, timely receipt of which are hereby acknowledged.

This Proxy may be revoked at any time before it is exercised.

1.	Proposal to approve the Agreement and Plan of Reorganization, dated as of December 8, 2011, by and between Prosperity Bancshares, Inc. (“Prosperity”) and ETFS (the “Agreement”) pursuant to which ETFS will merge with and into Prosperity, all on and subject to the terms and conditions contained therein. Adoption of the Agreement will also constitute approval of the merger and the other transactions contemplated by the Agreement.

☐    For                                                              ☐    Against                                                             ☐    Abstain

2.	In their discretion, upon any other matter that may properly come before the Special Meeting or any postponement or adjournment thereof.

Shares of ETFS common stock will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve the Agreement. If any other matter is properly presented at the Special Meeting or any postponement or adjournment thereof, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

The board of directors of ETFS unanimously recommends a vote “FOR” the proposal to approve the Agreement. Such vote is hereby solicited on behalf of the board of directors.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

Please sign, date and return this Proxy promptly using the enclosed envelope.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of common stock of ETFS. When signing as attorney, trustee, executor, administrator or guardian, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person.

Dated                                         , 2012

(Signature of Stockholder)

(Print Name of Stockholder)

(Signature of Stockholder)

(Print Name of Stockholder)